Exhibit 10.1

LIGHTNING EMOTORS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is made and entered into by and between Lightning eMotors, Inc., a Delaware corporation (the “Company”) and Timothy Reeser (“Executive” and, together with the Company, the “Parties”). This Agreement will become effective as of November 10, 2021 (the “Effective Date”).

WHEREAS, the Company desires to assure itself of the continued services of Executive by engaging Executive to perform services as an employee of the Company under the terms hereof; and

WHEREAS, Executive desires to provide continued services to the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.Employment.

(a)General. The Company shall employ Executive upon the terms and conditions provided herein effective as of the Effective Date.

(b)Position and Duties. Effective as of the Effective Date, Executive: (i) shall continue to serve as the Company’s Chief Executive Officer, with such responsibilities, duties, and authority as Executive has as of the Effective Date or that are usual and customary for such position, subject to direction by the Board of Directors of the Company (the “Board”); (ii) shall continue to report directly to the Board; and (iii) agrees promptly and faithfully to comply with all present and future policies, requirements, rules and regulations, and reasonable directions and requests, of the Company in connection with the Company’s business. As part of Executive’s duties as Chief Executive Officer, Executive shall serve as a non-independent member of the Company’s board of directors, subject to the approval of the Company’s shareholders, for no additional compensation. At the Company’s request, Executive shall serve the Company and/or its subsidiaries (the “Company Group”) and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s Chief Executive Officer. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service.

(c)Principal Office. Executive shall continue to perform services for the Company at the Company’s offices located in Loveland, Colorado, or, with the Company’s consent, at any other place in connection with the fulfillment of Executive’s role with the Company; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

(d)Exclusivity. Except with the prior written approval of the Board and as set out in Exhibit A (which the Board may grant or withhold in its sole and absolute discretion), Executive shall devote Executive’s best efforts and full working time, attention, and energies to the business of the Company, except during any paid vacation or other excused absence periods. Notwithstanding the foregoing, Executive may, without violating this Section 1(d), (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Executive in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) engage in other personal passive investment activities, in each case, so long as such interests or activities do not materially interfere to the extent such activities do not, individually or in the aggregate, interfere with or otherwise prevent the performance of Executive’s duties and responsibilities hereunder. Executive may also serve as a member of the board of directors or board of advisors of another organization provided (i) such organization is not a competitor of the Company; (ii) Executive receives prior written approval from the Board; and (iii) such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies. For the avoidance of doubt, the Board has approved Executive’s continued service with those organizations set forth on Exhibit A, such approval to continue until the earlier to occur of (a) the Board’s revocation of such approval in its sole and absolute discretion upon reasonable notice to

Executive, or (b) such time as such service interferes with the performance of Executive’s duties under this Agreement, violates the Company’s standards of conduct or raises a conflict under the Company’s conflict of interest policies.

2.Term. The period of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until Executive’s employment with the Company is terminated pursuant to Section 5. The phrase “Term” as used in this Agreement shall refer to the entire period of employment of Executive by the Company.

3.Compensation and Related Matters.

(a)Annual Base Salary. During the Term, Executive shall receive a base salary at the rate of $500,000 per year (as may be increased from time to time, the “Annual Base Salary”), subject to withholdings and deductions, which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed by the Board and its Compensation Committee, not less than annually.

(b)Annual Bonus. Executive shall be eligible to receive an annual bonus based on Executive’s achievement of performance objectives established by the Board or its Compensation Committee, such bonus to be targeted at eighty (80%) of Executive’s Annual Base Salary (the “Annual Bonus”). Any Annual Bonus approved by the Board shall be subject to Executive’s continuous employment through December 31st of the applicable fiscal year and paid at the same time annual bonuses are paid to other executives of the Company generally, but not later than March 15 of the immediately following year.

(c)Benefits. Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any particular plan or benefit.

(d)Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of- pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time.

(e)Vacation. Executive will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.Equity Awards. Executive shall be eligible for the grant of stock options and other equity awards as may be determined by the Board or its Compensation Committee.

5.Termination.

(a)At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and, subject to any ramifications under Section 6 of this Agreement, can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any ramification such changes may have under Section 6 of this Agreement). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly-authorized officer of the Company. If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement.

(b)Notice of Termination. During the Term, any termination of Executive’s employment by the Company or by Executive (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one Party hereto to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, if any, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying the Date of Termination (as defined below). The failure by the Company to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Cause (as defined below) shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights hereunder.

(c)Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company specified in a Notice of Termination.

(d)Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and board memberships, or similar governing body, of the Company or any of its subsidiaries or its affiliates, if any, then held with the Company or any of its subsidiaries or its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

6.Consequences of Termination.

(a)Payments of Accrued Obligations upon all Terminations of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within 30 days after Executive’s Date of Termination (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Annual Base Salary earned through Executive’s Date of Termination not theretofore paid, (ii) any expenses owed to Executive under Section 3, (iii) any accrued but unused paid time off owed to Executive, solely to the extent applicable under the Company’s paid time off policies; (iv) provided that the termination of Executive’s employment is without Cause, any Annual Bonus earned but unpaid as of the Date of Termination, and (v) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements. Except as otherwise set forth in Sections 6(b) and (c), the payments and benefits described in this Section 6(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason. In the event Executive experiences a termination due to Executive’s Disability, Executive shall be entitled to a pro-rated Annual Bonus for the year of termination based on actual performance, payable at the same time annual bonuses are paid to other executives of the Company generally.

(b)Severance Payments upon Covered Termination Outside a Change in Control Period. If, during the Term, Executive experiences a Covered Termination outside of a Change in Control Period (each as defined below), then in addition to the payments and benefits described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of a waiver and release of claims agreement in a form acceptable to the Company (the “Release”) that becomes effective and irrevocable in accordance with Section 11(d) and Executive’s continued compliance with Section 8 of this Agreement, provide Executive with the following:

(i)Executive shall be entitled to receive severance in the form of salary continuation in installments at Executive’s then current base salary rate for the twelve (12)-month period immediately following the Separation Date, less applicable withholdings (the “Non-CIC Severance”), in accordance with the Company’s normal payroll practices, with the first installment to commence no later than on the first payroll date following the date the Release becomes effective and irrevocable in accordance with Section 11(d).

(ii)An amount equal to the target Annual Bonus, payable in a lump sum within sixty (60) calendar days of the date of termination.

(iii)A pro-rata portion of annual bonus based on actual performance, as determined by the Board, equal to the number of months completed employment during the year in which termination occurs divided by twelve (12), paid at the same time annual bonuses are paid to other executives of the Company generally, but not later than March 15 of the immediately following year.

(iv)If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the Company’s portion of the premium (at the same rates in effect on the Date of Termination) for Executive and Executive’s covered dependents through the earlier of (A) the twelve (12)-month anniversary of the Date of Termination and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (x) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) under Treasury Regulation

Section 1.409A-1(a)(5), or (y) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 6(b)(ii), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.

(c)Severance Payments upon Covered Termination During a Change in Control Period. If, during the Term, Executive experiences a Covered Termination during a Change in Control Period, then, in addition to the payments and benefits described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of the Release that becomes effective and irrevocable in accordance with Section 11(d) and Executive’s continued compliance with Section 8 of this Agreement, provide Executive with the following:

(i)Executive shall be entitled to receive an amount equal to the sum of (i) twenty-four (24)-months of Executive’s annual base salary at the rate in effect immediately prior to the Date of Termination and (ii) two (2) times Executive’s target Annual Bonus assuming achievement of performance goals at one hundred percent (100%) of target, payable in a cash lump sum, less applicable withholdings (the “CIC Severance”), on the first payroll date following the date the Release becomes effective and irrevocable in accordance with Section 11(d).

(ii)If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the Company’s portion of the premium (at the same rates in effect on the Date of Termination) for Executive and Executive’s covered dependents through the earlier of (i) the twenty-four (24)-month anniversary of the Date of Termination and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 6(c)(ii), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.

(iii)Each outstanding and unvested equity award, including, without limitation, each stock option, restricted stock unit and stock appreciation right, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse with respect to one hundred percent (100%) of the shares subject thereto, as of immediately prior to the Date of Termination; provided that the treatment of performance targets with respect to each equity award subject to performance-based vesting shall be as specified in the award agreement and such provision in the applicable award agreement shall control.

(d)No Other Severance. Except as otherwise approved by the Board, the provisions of this Section 6 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program, or other arrangement maintained by the Company.

(e)No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.

(f)Definition of Cause. For purposes hereof, “Cause” means: (i) Executive's (a) conviction of, guilty plea to or confession of guilt of, or plea of nolo contendere to a felony, or an act involving moral turpitude which could have a material adverse effect on the Company; (b) material willful dishonesty, fraud or conduct that constitutes a felony or an act involving moral turpitude or a breach of fiduciary duty or any material misrepresentation in connection with the Executive's employment; (c) intentional negligent action that exposes the Company to a material risk of legal liability or public disgrace or disrepute including, without limitation, violation of any law, rule or regulation that could expose the Company to a material legal or monetary fine or penalty; (d) gross neglect of his duties or substantial failure to perform duties as reasonably directed by the Board; (e) gross negligence or willful misconduct with respect to Company affairs or the Executive’s obligations hereunder; or (f) any other material breach of this or any other agreement with the Company or any material Company policy, which breach in each case listed above where cure is possible, is not cured within at least fifteen (15) calendar days after receipt by the Executive of written notice from the Company of such breach.

(g)Definition of Change in Control. For purposes hereof, “Change in Control” has the meaning ascribed to such term under the Company’s 2021 Equity Incentive Plan, as may be amended from time to time; provided, that such transaction must also constitute a “change in control event” within the meaning of   Treasury Regulation Section 1.409A-3(i)(5).

(h)Definition of Change in Control Period. For purposes hereof, “Change in Control Period” shall mean the period commencing on a Change in Control and ending 12 months after such Change in Control.

(i)Definition of Covered Termination. For purposes hereof, “Covered Termination” shall mean the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason. For the avoidance of doubt, a Covered Termination shall not include a termination due to Executive’s death or disability.

(j)Definition of Disability. For purposes hereof, “Disability” has the meaning set forth under the long-term disability policy of the Company or a related entity to which Executive provides services regardless of whether Executive is covered by such policy. If the Company or the related entity to which Executive provides service does not have a long-term disability plan in place, “Disability” means that Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. Executive will not be considered to have incurred a Disability unless Executive furnishes proof of such impairment sufficient to satisfy the Board in its discretion.

(k)Definition of Good Reason. For purposes hereof, “Good Reason” for Executive to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events without Executive’s consent: (a) a material diminution in the Executive’s Annual Base Salary, except where such reduction occurs as part of and is commensurate in amount with an across-the-board reduction in salary affecting all senior executives of the Company; (b) a material change in the geographic location of the Executive’s principal business office; in order for a change to be material hereunder, the Executive's principal business office must be moved to a location more than fifty (50) miles from the Company's office as of the Start Date; or (c) any other action or inaction by the Company that constitutes a material breach of this Agreement (including any material diminution to Executive’s reporting relationship or responsibilities as set forth in this Agreement). The foregoing shall constitute Good Reason only if (i) the Executive provides written notice to the Company of any event(s) alleged to constitute Good Reason within ninety (90) calendar days of the initial occurrence of the event, with such notice providing a detailed description of the circumstances constituting Good Reason (a “Good Reason Notice”), (ii) any such reduction, change, or breach is not remedied or cured within thirty (30) calendar days after the Company’s receipt of a written Good Reason Notice from the Executive (the “Cure Period”) and (iii) the Executive actually terminates employment within thirty (30) calendar days following the expiration of the Cure Period.

7.Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive, and their respective successors, assigns, personnel, and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law, or as otherwise provided herein.

8.Confidentiality, Non-Compete and Non-Solicitation.

(a)For purposes hereof, “Confidential Information” means (i) communications, data, formulae and related concepts, business plans (both current and under development), profit and loss statements, spreadsheets, contact or distribution lists, non-public personnel lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, trading, investments, sales activities, promotions, credit and financial data, financing methods, research, plans or the business and affairs of the Company; (ii) any other information which is to be treated as confidential or non-public because of any duty of confidentiality owed by the Company to a third party; and (iii) any other information which the Company shall, in the ordinary course, use and not release externally, except subject to restrictions on use and disclosure. Notwithstanding the foregoing, Confidential Information does not include information that (A) is or becomes generally publicly available other than as a result, directly or indirectly, of Executive’s disclosure or (B) is or becomes available to Executive on a non-confidential basis from a source other than through the Company or its representatives, provided that such source is not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to Executive by a contractual or legal obligation.

(b)Executive acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectable business interest of the Company. The Executive agrees (i) during the Term and at all times thereafter not to use or allow or help another to use or access (whether for compensation or not) any Confidential Information for himself or others (other than the Company); and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during or after the Executive’s employment by the Company, except as required in the execution of the Executive’s duties to the Company and then conditioned upon the prompt return of all originals and reproductions thereof (in whatever form). If Executive becomes compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose the Confidential Information, Executive shall, to the extent possible and permissible under applicable law, first give the Company prompt notice. Executive agrees to cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, Executive shall only disclose that portion of such Confidential Information required to be disclosed, in the opinion of Executive’s legal counsel. Executive shall request that confidential treatment be accorded such Confidential Information, where available. Compulsory disclosures made pursuant to this section shall not relieve Executive of Executive’s obligations of confidentiality and non-use with respect to non-compulsory disclosures. Executive understands that nothing herein is intended to or shall prevent Executive from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Executive shall promptly notify Executive’s supervisor or any officer of the Company if Executive learns of any possible unauthorized use or disclosure of Confidential Information and shall cooperate fully with the Company to enforce its rights in such information.

(c)Non-Compete. Executive shall not, at any time during the period from the Effective Date through the date that is twenty-four (24) months from the date of termination (the “Restricted Period”), directly or indirectly, whether on Executive’s own or in association with others, (i) render any services to, manage, operate, control or act in any capacity for (whether as a principal, partner, director, officer, member, employee, consultant, advisor, independent contractor, owner, investor or otherwise and whether or not for compensation), or (b) acquire any interest of any type (including, without limitation, through the investment of capital or lending of money or property and as an owner, holder or beneficiary of any stock, stock options or other equity interest), in any person that engages in (either directly or through any subsidiary or affiliate thereof) any business or activity, any of the states or territories within the United States or any other country, territory or state in which the Company Group operates or is actively planning to operate, that creates, designs, invents, engineers, develops, sources, markets, manufactures, distributes or sells any product or provides any service that may be used as a substitute for or otherwise competes with any product or services of the Company Group.

(d)Non-Solicit

i.

During the Restricted Period, Executive shall not, directly or indirectly, on behalf of himself or any other person or entity, without the prior written consent of the Company solicit or induce any employee of or consultant or service provider to the Company Group (each, a “Service Provider”) to leave the employ of or cease performing services for the Company Group, or engage in any plan or coordinate with any Service Provider to leave the employ of or cease performing services for the Company Group, or hire, participate with or attempt to participate with in any venture for any purpose any Service Provider or any Service Provider who has left the employment of or ceased to perform services for the Company Group within one year of the termination of such Service Provider’s services for the Company.

ii.

Executive shall not, during the Restricted Period, directly or indirectly, whether on Executive’s own or in association with others, solicit any actual or prospective customer, distributor, supplier, vendor, marketer, sponsor, client, subscriber or business partner of the Company Group or induce or encourage or any customer, distributor, supplier, vendor, marketer, sponsor, client, subscriber or business partner to terminate or diminish its arrangement, or otherwise change its relationship, with the Company Group or take any other action that is reasonably likely to cause injury to the relationship between the Company Group and any customer, distributor, supplier, vendor, marketer, sponsor, client, subscriber or business partner of the Company Group.

(e)Executive acknowledges that any breach of his obligations under this Section 8 cannot be adequately compensated by damages in an action at law and may cause the Company great and irreparable injury and damage. Accordingly, in the event that Executive breaches or threatens to breach any provisions of this Section 8, then in addition to any other rights which the Company may have, the Company shall be entitled, without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate or (iii) posting any bond or other security with respect thereto, to the remedies of injunction, specific performance and other equitable relief to redress any breach, and no proof of special damages shall be necessary for the enforcement of or for any action for breach of Executive’s obligations. In the event that a proceeding is brought in equity to enforce the provisions of this Section 8, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available. Nothing contained in this Section 8(e) shall be construed as a waiver by the Company of any other rights, including, without limitation, rights to damages or profits.

(f)Executive agrees that the period during which the covenants contained in this Section 8 shall be effective shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 8.

(g)The Company and Executive agree that it was their intent to enter into a valid and enforceable agreement. Executive and the Company thereby acknowledge the reasonableness of the restrictions set forth in this Section 8, including the reasonableness of the duration as to time and the scope of activity restrained. Executive agrees that if any covenant contained in Section 8 of this Agreement is found by a court of competent jurisdiction to contain limitations as to time, geography or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of the Company and to enforce the covenants as reformed.

(h)If Executive’s employment with the Company is terminated for any reason, Executive agrees to advise the Company of the name of Executive’s new employer if reemployed during the Restricted Period. Executive further agrees that the Company may notify any person or entity employing Executive or evidencing an intention of employing Executive during such one-year period of the existence and provisions of this Agreement.

9.Miscellaneous Provisions.

(a)Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Colorado, without giving effect to any principles of conflicts of law, whether of the State of Colorado or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

(b)Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(d)Entire Agreement. The terms of this Agreement, together with the Confidentiality Agreement, are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, regarding Executive’s service to the Company; provided, that the terms of any award agreements governing stock options outstanding on the date hereof shall continue to govern the terms of such stock options to the extent more favorable to Executive. The Parties further intend that this Agreement, together with the Confidentiality Agreement, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement or the Confidentiality Agreement. Notwithstanding the foregoing, in the event of any conflict between the terms of the Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

(e)Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(f)Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)Dispute Resolution. Subject to the provisions of Section 8, the Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that, except as excluded herein, any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms or otherwise arising out of the Parties’ relationship, shall be resolved solely and exclusively by final and binding arbitration held in Denver, Colorado through JAMS in conformity with Colorado law   and   the   then-existing   JAMS   employment   arbitration   rules,   which   can   be   found at https://www.jamsadr.com/rules-employment-arbitration/. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. shall govern the interpretation and enforcement of this arbitration clause. All remedies available from a court of competent jurisdiction shall be available in the arbitration; provided, however, in the event of a breach of Section 8, the Company may request relief from a court of competent jurisdiction if such relief is not available or not available in a timely fashion through arbitration as determined by the Company. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall award the prevailing Party attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them under Section 8, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to seek injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 8, none of the Parties shall raise the defense, without a good faith basis for raising such defense, that there is an adequate remedy at law. Executive and the Company understand that by agreement to arbitrate any claim pursuant to this Section 9(g), they will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or collective action or representative proceeding. Nothing herein shall limit Executive’s ability to pursue claims for workers compensation or unemployment benefits or pursue other claims which by law cannot be subject to mandatory arbitration.

(h)Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(i)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(j)Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(k)Clawback. Executive agrees and acknowledges that any and all compensation Executive receives pursuant to this Agreement shall be subject to clawback by the Company in the event of a financial restatement or in such other circumstances as may be required by applicable law or as may be provided in any clawback policy that is adopted by the Company and is generally applicable to senior executives of the Company.

(l)Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notice to Executive:

Notice to the Company

815 14th Street, SW, Suite A100

Loveland, CO 80537

Attn: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

10.Golden Parachute Excise Tax.

(a)Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(b)Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 10(a). If the firm so engaged by the Company is serving as the accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within thirty (30) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

11.Section 409A.

(a)General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including, without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; however, this Section 11(a) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company (A) have any liability for failing to do so, or (B) incur or indemnify Executive for any taxes, interest or other liabilities arising under or by operation of Section 409A.

(b)Separation from Service, Installments and Reimbursements. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Section 6 unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); (ii) for purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in- kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c)Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(d)Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of the Release, (i) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (ii) in any case where Executive’s Date of Termination and the last day the Release may be considered or, if applicable, revoked, fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 11(d), “Release Expiration Date” shall mean (1) if Executives is under 40 years old as of the Date of Termination, the date that is seven (7) days following the date upon which the Company timely delivers the Release to Executive, and (2) if Executive is 40 years or older as of the Date of Termination, the date that is 21 days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 11(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 11(d)(ii), on the first payroll period to occur in the subsequent taxable year, if later.

12.Employee Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment and upon advice of independent counsel regarding his rights and obligations under this Agreement.

[Signature Page Follows]

The Parties have executed this Agreement as of the date first set forth above.

LIGHTNING EMOTORS, INC.
By:
Name:	Arthi Chakravarthy
Title:	General Counsel

TIMOTHY REESER

By:
Name:	Timothy Reeser

EXHIBIT A

PERMITTED OUTSIDE ACTIVITIES

1. Managing Partner of Aravaipa Ventures